Exhibit 99.1

ROMEO POWER SIGNS LONG-TERM SUPPLY AGREEMENT WITH LG ENERGY SOLUTION TO PROVIDE LITHIUM-ION BATTERY CELLS THROUGH 2028

LOS ANGELES, Calif. (August 12, 2021) — Romeo Power, Inc. (“Romeo Power”) (NYSE: RMO), an energy technology leader delivering advanced electrification solutions for complex commercial vehicle applications, has entered into a long-term supply agreement for lithium-ion battery cells with LG Energy Solution, Ltd. ("LG Energy"), a Tier 1 battery cell and materials manufacturer.
Under the long-term supply agreement, LG Energy has committed to supplying cells to Romeo Power that equal 8GWh of energy through 2028. Romeo Power expects to use the allocated cells to manufacture battery packs for approximately 29,000 electric vehicles sold or operated by its customers.
Romeo Power will facilitate LG Energy’s build of an additional assembly line in Ochang, Korea through a recoupable pre-payment of $64.7 million. The agreement was approved by both Boards of Directors and became effective on August 10, 2021.
“With the rapidly increasing demand for battery cells within the e-mobility space, this partnership with LG Energy is a major milestone that puts Romeo Power in a strong position to support our current and future customers," said Robert Mancini, Chairman of Romeo Power's Board of Directors. “The high energy density, quality and impressive power output of LG Energy’s cells make them the perfect match for Romeo Power's range of high-performance battery-electric solutions for complex commercial applications.”

About Romeo Power

Founded in 2016 and headquartered in Los Angeles, California, Romeo Power (NYSE: RMO) is an energy technology leader delivering advanced electrification solutions for complex commercial vehicle applications. The company’s suite of advanced hardware, combined with its innovative battery management system, delivers the safety, performance, reliability and configurability its customers need to succeed. Romeo Power's 113,000 square-foot manufacturing facility brings its flexible design and development process inhouse to pack the most energy dense modules on the market. To keep up with everything Romeo Power, please follow the company on social @romeopowerinc or visit romeopower.com.

Notice Regarding Forward Looking Statements
Certain statements in this press release may constitute “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements about the long-term supply agreement with LG Energy, are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the ability of LG Energy and Romeo Power to satisfy their contractual obligations under the agreement; design and manufacturing changes and delays; battery cell supply shortages; and general economic and market conditions. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from those implied by our forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Romeo Power in general, see the risk disclosures in Romeo Power’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other filings made with the SEC by Romeo Power. Forward-looking statements speak only as of the date they are made and Romeo Power undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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4380 Ayers Ave. | Vernon, CA 90058 | +1 833.467.2237